                                                               Exhibit 12.1

              PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP
             Computation of Ratio of Earnings to Fixed Charges
                                     Years Ended December 31,
                      -------------------------------------------------
                         1993       1994      1995      1996        1997
                         ----       ----      ----      ----        ----
                                          (In thousands)
Income (loss) from
 continuing
 operations          $(222,411)   $ 83,966  $161,408  $177,301 $(340,561)
Add:
Interest expense         12,870     33,519    31,518    33,709     35,656
Rental expense
 factor(a)                1,378      3,899     4,011     3,986      6,119
                      ---------   --------  --------  --------   ---------
                     $(208,163)   $121,384  $196,937  $214,996 $(298,786)
                      =========   ========  ========  ========   ========
Interest expense      $  12,870   $ 33,519  $ 31,518  $ 33,709  $  35,656
Capitalized interest     11,070          -         -         -          -
Rental expense
 factor(a)                1,378      3,899     4,011     3,986      6,119
                      ---------   --------  --------  --------   ---------
Fixed charges         $  25,318   $ 37,418  $ 35,529  $ 37,695  $  41,775
                      =========   ========  ========  ========   =========
Ratio of earnings
 to fixed charges(b)          c        3.2       5.5       5.7          d
                              =        ===       ===       ===          =

a. Portion of rent deemed representative of an interest factor.

b. For purposes of this calculation, earnings are income from continuing operations before extraordinary charges and fixed charges. Fixed charges consist of interest and that portion of rent deemed representative of interest.

c. Earnings were inadequate to cover fixed charges by $233.5 million.

d. Earnings were inadequate to cover fixed charges by $340.6 million.